EXHIBIT 21.1



                              DIGITAL FUSION, INC.

                              LIST OF SUBSIDIARIES


     The following is a list of all of the subsidiaries of Digital Fusion, Inc. and the jurisdictions of incorporation of such subsidiaries. All of the listed subsidiaries do business under their names presented below:


                    1.   Digital  Fusion  Solutions,   Inc.   (formerly  digital
                         fusion, inc.) Florida (state of incorporation)


                    2.   Summit Research Corporation
                         Alabama (state of incorporation)